EXHIBIT 10.23
SUMMARY OF
COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS
     Non-employee directors of Craft Brewers Alliance, Inc. currently receive stock-based and cash compensation for their service on the board of directors as follows:
Stock-based Compensation:
     Each non-employee director receives an annual grant of 3,000 shares of common stock of Craft Brewers Alliance, Inc. upon election to the board of directors at the Annual Meeting of Shareholders.
Cash Compensation:
     Each non-employee director is entitled to receive an annual cash retainer of $20,000, paid quarterly.
     The Chair of the Audit Committee is entitled to receive additional annual compensation of $15,000, while each other member of the Audit Committee is entitled to receive additional annual compensation of $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to receive additional annual compensation of $10,000, while all other committee members are entitled to receive additional annual compensation of $2,000 for each committee position. Committee compensation is paid quarterly.